Exhibit 23.3

Consent of Independent Auditor

We consent to the use in this Amendment No. 1 to Registration Statement (No 333-227547) on Form S-4 of Ovascience, Inc. of our report dated May 4, 2018, relating to the financial statements of Millendo Therapeutics SAS (formerly named Alizé Pharma), appearing in the Prospectus, which is part of this Registration Statement.

Lyon, November 1, 2018

Le Commissaire aux comptes

/s/ RSM Rhône-Alpes

Gaël Dhalluin
Partner